EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Craig Smith
CFO
480-296-0442
craigs@vitrix.com

TIME AMERICA ANNOUNCES RECORD FISCAL THIRD QUARTER
REVENUE GROWTH

Company continues sales growth and development of new technologies

TEMPE, Ariz, April 29, 2004 – Time America, Inc., (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal third quarter ended March 31, 2004.

Revenue for the quarter ended March 31, 2004 was $1,306,107, a 30% increase over revenue of $1,005,306 in the year-ago quarter. The net loss for the quarter ended March 31, 2004 was $309,715, or $.02 per basic and diluted share, compared to a net loss of $34,473, or $.00 per basic and diluted share, for the year-ago quarter.

Revenue for the nine-month period ended March 31, 2004 was $3,559,828, a 13% increase over revenue of $3,150,307 in the year-ago period. The net loss for the nine-month period ended March 31, 2004 was $753,979, or $.06 per basic and diluted share, compared to a net loss of $89,420, or $.01 per basic and diluted share, for the year-ago period.

“Our reseller and business partner relationships drove significant revenue growth this quarter compared with the same period last year and continue to provide the bulk of the Company’s revenue.  In addition, we are pleased to report that the current quarterly revenue performance is a record for the Company,” stated Thomas Bednarik, president and CEO.  “We continue to experience growth within our traditional partner markets of Payroll, Human Resources and Professional Employer Organizations, but are also experiencing a shift in our partner base to include Human Resource Outsourcers, Staffing and Temporary Employment organizations.”

Mr. Bednarik added, “I am also pleased to announce that we are planning to release a major enhancement to our popular NETtime product during our fiscal fourth quarter.  Key enhancements will include expanded labor allocation levels beyond any current known products on the market today.  The enhancement also features a more efficient and streamlined user interface.”

During the quarter, the Company entered into reseller or partner agreements with in excess of fifteen organizations, including Tiger Direct, PrimePay and Intuit Payroll Services.  From a direct sales perspective, the Company continues to increase sales of its 100% web-based NETtime product in both licensed and hosted versions.  Key direct sales wins in the quarter include Glen Raven Knit Fabrics, Somerford Corp. and Driftwood Hospitality Management, LLC.  Recurring revenue for the hosted version of NETtime increased 64% in the quarter and the number of employees who access this solution increased significantly, which demonstrates continued acceptance of the product.

The Company recently closed a $2,000,000 financing transaction with Laurus Master Fund, Ltd., which is targeted to support the Company’s growth and acquisition strategy.  In the past week, the Company also closed an additional debt financing of $500,000 with a current debt and equity holder to assist the same purpose.  The Company believes that the time and labor management marketplace remains ripe for consolidation and integration of certain synergistic offerings, such as an employee forecasting and scheduling solution, which provides for the opportunity to expand the total reach of the time and labor management solution.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its 2004 fiscal third quarter results.  To participate, call 888-394-8033 five minutes prior to the start of the call, or log on to www.kcsa.com for a live webcast of the call.  There will also be a replay of the call available until May 6, 2004 by dialing 877-519-4471 and entering the access code 4713303.

About Time America, Inc.

Based in Tempe, Arizona, Time America, Inc., is a leading developer of web-based and client-server workforce management solutions. With over 15 years of experience, Time America’s family of NETtime™, HourTrack™ and GENESIS ™ solutions deliver cost-effective management of labor resources and automation of time and attendance data collection, workforce scheduling, and payroll processing. More information can be located at the Company’s homepage on the worldwide web at http://www.timeamerica.com.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 and subsequently filed Form 10-QSB’s, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	June 30, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,320,742	$245,795
Accounts receivable – trade, net	870,113	551,576
Inventory	345,086	232,815
Prepaid expenses and other current assets	151,697	34,451

Total Current Assets	3,687,638	1,064,637

Property and equipment, net	160,017	115,633
Other Assets	199,800	—

Total Assets	$4,047,455	$1,180,270

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$710,223	$283,148
Accounts payable	312,559	272,129
Accrued liabilities	264,804	209,288
Deferred revenue	337,829	250,012

Total Current Liabilities	1,625,415	1,014,577

Long-term debt, less current portion	1,961,687	597,505

Total Liabilities	3,587,102	1,612,082

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 13,571,052 and 10,656,057 shares issued and outstanding	67,855	53,280
Contributed capital	7,969,921	6,338,351
Accumulated deficit	(7,577,423)	(6,823,443)

Total Stockholders’ Equity (Deficit)	460,353	(431,812)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,047,455	$1,180,270

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003

Revenues:
Product sales	$1,009,733	$785,132	$2,775,372	$2,505,350
Services revenue	296,374	220,174	784,456	644,957

Total Revenues	1,306,107	1,005,306	3,559,828	3,150,307

Cost of Revenues:
Product	435,860	353,078	1,165,606	1,030,831
Services	158,553	129,895	447,143	385,550

Total Cost of Revenues	594,413	482,973	1,612,749	1,416,381

Gross Profit	711,694	522,333	1,947,079	1,733,926

Costs and Expenses:
Sales and marketing	522,195	216,746	1,381,869	768,752
Research and development	250,879	147,506	623,583	480,373
General and administrative	228,875	173,011	639,198	516,466

Total Costs and Expenses	1,001,949	537,263	2,644,650	1,765,591

Net Loss from Operations	(290,255)	(14,930)	(697,571)	(31,665)

Other Income (Expense):
Interest expense	(21,021)	(19,630)	(59,666)	(58,992)
Other	—	81	(7)	122
Interest income	1,561	6	3,265	1,115

	(19,460)	(19,543)	(56,408)	(57,755)

Net Loss	$(309,715)	$(34,473)	$(753,979)	$(89,420)

Basic Loss per Share	$(0.02)	$(0.00)	$(0.06)	$(0.01)

Weighted Average Number of Shares Outstanding	13,548,799	9,219,902	12,608,561	9,197,268